Exhibit 99.2

SNL Financial LC and

Subsidiaries

Consolidated Financial Statements as of and

for the years ended December 31, 2014 and 2013,

and Independent Auditors’ Report

SNL FINANCIAL LC AND SUBSIDIARIES

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1–2

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013:

Balance Sheets	3

Statements of Loss and Comprehensive Loss	4

Statements of Members’ Equity	5

Statements of Cash Flows	6

Notes to the Consolidated Financial Statements	7–32

INDEPENDENT AUDITORS’ REPORT

To the Board of Managers and Members of

SNL Financial LC and Subsidiaries

Charlottesville, Virginia

We have audited the accompanying consolidated financial statements of SNL Financial LC and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of loss and comprehensive loss, members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SNL Financial LC and its subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

As discussed in Note 2, the accompanying financial statements are prepared in accordance with generally accepted accounting principles as applied to private companies, which differs from generally accepted accounting principles as applied to public business entities. The financial statements of SNL Financial LC and its subsidiaries (including financial position, results of operations and cash flows, and disclosures) may be materially different under generally accepted accounting principles as applied to public business entities. Our opinion is not modified with respect to this matter.

March 30, 2015 (August 10, 2015 as to second paragraph in Note 14)

SNL Financial LC and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2014 and 2013

(in thousands)

	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$20,187	$38,415
Accounts receivable, net	15,888	14,833
Prepaid expenses	6,349	4,954
Other current assets	1,192	952

Total current assets	43,616	59,154

Property and equipment, net	21,936	19,741
Capitalized software development costs, net	4,879	5,016
Goodwill	229,145	236,268
Intangible assets, net	172,108	195,182
Other noncurrent assets	11,915	14,587

Total assets	$483,599	$529,948

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$11,231	$14,083
Current maturities of long-term debt, net of discount	2,084	2,727
Accrued compensation	18,043	15,368
Current deferred revenue	125,864	109,521

Total current liabilities	157,222	141,699

Long-term debt, net of discount	266,484	271,240
Deferred rent	2,365	1,848
Deferred tax liability	3,658	2,510
Other long-term liabilities	3,261	1,269

Total liabilities	432,990	418,566

Commitments and contingencies

Members’ Equity:
Retained losses	(151,280)	(95,364)
Accumulated other comprehensive losses	(3,861)	(3,794)
Members’ interest	205,750	210,540

Total members’ equity	50,609	111,382

Total liabilities and members’ equity	$483,599	$529,948

See notes to consolidated financial statements.

SNL Financial LC and Subsidiaries

Consolidated Statements of Loss and Comprehensive Loss

For the years ended December 31, 2014 and 2013

(in thousands)

	2014	2013
Revenue, net	$224,131	$187,961

Operating expenses:
Cost of sales	57,932	48,995
Selling, general, and administrative expenses	75,791	58,658
Product development	54,726	45,606
Depreciation and amortization	71,621	66,525

Total operating expenses	260,070	219,784

Loss from operations	(35,939)	(31,823)

Loss on extinguishment of debt	(3,435)	—

Interest income	13	12
Interest expense	(15,551)	(17,749)
Other (expense) income, net	(1,380)	1,513

Net loss before income tax	(56,292)	(48,047)

Income tax benefit (expense)	376	(813)

Net loss	(55,916)	(48,860)

Other comprehensive loss:
Foreign currency translation adjustments	(67)	(1,804)

Total comprehensive loss	$(55,983)	$(50,664)

See notes to consolidated financial statements.

SNL Financial LC and Subsidiaries

Consolidated Statements of Members’ Equity

(in thousands)

	Members’ Interest	Retained Losses	Accumulated Other Comprehensive Loss	Total Members’ Equity	Noncontrolling Interest	Total
Balance as of January 1, 2013	$213,752	$(46,504)	$(1,990)	$165,258	$203	$165,461

Net loss	—	(48,860)	—	(48,860)	—	(48,860)
Other comprehensive loss	—	—	(1,804)	(1,804)	—	(1,804)
Distributions	(4,524)	—	—	(4,524)	(294)	(4,818)
Acquisition of the remaining noncontrolling interest in CFE	(616)	—	—	(616)	91	(525)
Unit-based compensation expense	1,928	—	—	1,928	—	1,928

Balance as of December 31, 2013	$210,540	$(95,364)	$(3,794)	$111,382	$—	$111,382

Net loss	—	(55,916)	—	(55,916)	—	(55,916)
Other comprehensive loss	—	—	(67)	(67)	—	(67)
Capital contribution	98	—	—	98	—	98
Distributions	(6,857)	—	—	(6,857)	—	(6,857)
Unit-based compensation expense	1,969	—	—	1,969	—	1,969

Balance as of December 31, 2014	$205,750	$(151,280)	$(3,861)	$50,609	$—	$50,609

See notes to consolidated financial statements.

SNL Financial LC and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2014 and 2013

(in thousands)

	2014	2013
Cash flows from operating activities:
Net loss	$(55,916)	$(48,860)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	71,621	66,525
Amortization of deferred loan costs and original issuance discount	2,362	2,586
Loss on disposal of assets	133	322
Bad debt expense	278	81
Changes in long-term assets and liabilities	(3,361)	(2,335)
Write-off of loan costs and original issuance discount related to debt extinguishment	3,435	—
Unit-based compensation expense	1,969	1,928
Increase in deferred rent	243	660
Change in fair value of contingent consideration	(930)	—
Changes in operating working capital:
Receivables	697	699
Other current assets	(1,232)	368
Accounts payable	(2,870)	1,826
Accrued compensation expenses	1,890	2,302
Deferred revenue	15,617	11,536
Other current liabilities	972	(287)

Net cash provided by operating activities	34,908	37,351

Cash flows from investing activities:
Expenditures for property, plant, and equipment	(7,001)	(5,956)
Additions to capitalized software	(1,380)	(3,473)
Proceeds from disposal of asset	20	4
Purchases of businesses	(31,885)	(1,139)

Net cash used in investing activities	(40,246)	(10,564)

Cash flows from financing activities:
Proceeds from revolving loan	28,000	7,000
Proceeds from long-term debt	10,000	—
Noncontrolling interest distributions	—	(294)
Principal payments on long-term debt and revolving loan	(44,353)	(5,764)
Distributions to members	(6,857)	(4,524)
Acquisition of remaining noncontrolling interest in subsidiary	—	(525)
Proceeds from exercise of options	98	—
Payment of contingent consideration	(1,922)	—

Net cash used in financing activities	(15,034)	(4,107)

Effect of exchange rate changes on cash and cash equivalents	2,144	(245)

(Decrease) increase in cash and cash equivalents	(18,228)	22,435

Beginning cash and cash equivalents	38,415	15,980

Ending cash and cash equivalents	$20,187	$38,415

Supplemental disclosures of cash flow information:
Interest paid	$12,147	$15,444
Income taxes paid	$2,572	$1,188

See notes to consolidated financial statements.

SNL FINANCIAL LC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(in thousands, except per unit data)

1.	OVERVIEW

SNL Financial LC (the Company, SNL and collectively with its subsidiaries) is a global provider of news, data, and analytical tools to five sectors of the global economy: financial services, real estate, energy, media & communications, and metals & mining. The Company delivers information through its suite of web, Excel, mobile, and direct data feed platforms that helps clients, including investment and commercial banks, investors, corporations, and regulators, make decisions, improve efficiency and manage risk. The Company conducts its business through 20 global offices and is headquartered in Charlottesville, Virginia.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying consolidated financial statements reflect the consolidated accounts of the Company and its wholly owned domestic and foreign subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, (GAAP). All intercompany balances and transactions are eliminated in consolidation.

Use of Estimates — The preparation of consolidated financial statements in conformity with GAAP requires management to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenue and expenses, and the disclosure of contingent assets and liabilities. Areas of the consolidated financial statements subject to such assumptions and estimates include, but not limited to, deferred taxes and fair value of assets acquired and liabilities assumed from acquisitions. These estimates and assumptions are based on information currently available and actual results experienced by the Company may differ from management’s estimates.

Fair Value Measurement — Fair value is defined as the exit price, which is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified based on the inputs to the valuation using the following hierarchy, which gives the highest priority to quoted market prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs:

Level 1 — Quoted market prices in active markets for identical assets or liabilities

Level 2 — Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3 — Unobservable inputs that reflect the Company’s own assumptions, which are not corroborated by market data

The classification of fair value measurements within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Revenue Recognition — The Company recognizes revenue when all four of the following revenue recognition criteria have been met: persuasive evidence of an arrangement exists, products have been delivered or service has been performed, the fee is fixed or determinable, and collection is probable.

Fees for database subscriptions, publication, newsletter, and web hosting are deferred at the time of invoicing, and the revenue is recognized ratably over the terms of the subscriptions. Fees for consulting services are recognized at billable amounts on a time and material basis when such services are rendered. Fees for conferences are deferred at the time of invoicing and the revenue is recognized when services are rendered.

Certain contracts the Company enters into with its customers are multiple-element arrangements that contain software, professional services, and post-contract customer support service. For such arrangements, revenue related to the software and software-related elements is recognized in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605, Software Revenue Recognition. The total price of the arrangement is allocated to each element based on the relative fair value of each element, which is determined by the vendor specific objective evidence (VSOE). As the Company cannot currently establish VSOE for any element in the arrangements due to limited sales history, these arrangements are accounted for as one unit of accounting and revenue is deferred and recognized ratably over the terms of the contracts until software is delivered, services are performed, and the only remaining undelivered element is the post-contract customer support service.

For products delivered through software as a service (SaaS), the total service subscription fees, including initial setup fees, are recognized ratably over the terms of the subscriptions.

The Company collects sales tax from customers and remits the amount to the respective governmental authorities. The Company’s accounting policy is to exclude the sales tax collected and remitted to governmental authorities from revenue.

Cash and Cash Equivalents — All highly liquid financial instruments with maturities at acquisition of three months or less are considered to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value due to their short-term nature. The Company maintains its cash and cash equivalents in bank accounts that, at times, may exceed the federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable — Accounts receivable are carried at original invoice amounts, less an estimate made for doubtful accounts receivable. The Company determines its allowance for doubtful accounts by specifically analyzing individual accounts receivable, historical bad debts, customer creditworthiness, current economic conditions, and accounts receivable aging trends. The estimate made for doubtful accounts receivable is periodically reevaluated and adjusted as more information about the ultimate collectability of accounts receivable becomes available. Upon determination that an account receivable is uncollectible, the account receivable balance is written off. At December 31, 2014 and 2013, the allowance for doubtful accounts was $5 and $64, respectively.

Capitalized Product Software Development Costs — The Company capitalizes costs associated with the development of application software incurred from the time technological feasibility is established until the software is substantially ready for release. Costs incurred prior to technological feasibility or after general release are expensed as incurred. Software costs capitalized by the Company are amortized over their estimated useful lives, typically three years, beginning when the asset is available for general release to customers. If it is no longer probable that a project will be completed, the Company stops capitalizing the costs associated with it, and conducts impairment testing on the costs already capitalized. During the year ended December 31, 2014, the Company reviewed the capitalized software and recognized $82 in impairment charges. Unamortized product software development costs were $4,679 and $4,853 as of December 31, 2014 and 2013, respectively. During the years ended December 31, 2014 and 2013, the amortization expense related to capitalized product software development costs was $1,327 and $435, respectively.

Capitalized Internal-Use Software — The Company capitalizes costs incurred to purchase and install internal-use software. External costs incurred in connection with the development of upgrades or enhancements that result in additional functionality are also capitalized. These capitalized costs are amortized on a straight-line basis over three years beginning when the asset is ready for its intended use. Unamortized capitalized internal-use software was $200 and $163 as of December 31, 2014 and 2013, respectively. Internal-use software amortization expense was $108 and $194 for the years ended December 31, 2014 and 2013, respectively.

Property and Equipment — Property and equipment are recorded at cost and presented net of depreciation. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of assets. Leasehold improvements are amortized over the lesser of their estimated useful lives or the related lease terms. Depreciation is computed using the following estimated useful lives:

Years
Building and improvements	25–45
Furniture and fixtures	7
Office equipment	5
Vehicles	5
Computer equipment and software	3

When properties and equipment are sold or retired, their cost and related accumulated depreciation are eliminated from the accounts and the gain or loss is included in “Selling, general, and administrative expenses” in the Consolidated Statements of Loss and Comprehensive Loss.

Costs associated with repair and maintenance activities are expensed as incurred.

Goodwill — Goodwill is the amount by which the purchase price of acquired net assets in a business acquisition exceeds the fair value of the net identifiable assets on the date of purchase.

On January 15, 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-02, Intangibles — Goodwill and Other (Topic 350): Accounting for Goodwill (A Consensus of the Private Company Council), which offers qualifying private companies an accounting alternative for goodwill. Private companies can elect to amortize goodwill on a straight-line basis over 10 years or less than 10 years if the entity demonstrates that another useful life is appropriate. A private company that elects the accounting alternative is further required to make an accounting policy election to test goodwill for impairment at either the entity level or the reporting unit level. Goodwill is only tested when a triggering event occurs that indicates the fair value of an entity may be below its carrying amount. This amendment should be applied prospectively to goodwill existing as of the beginning of the period of adoption and new goodwill recognized in annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. Early application was permitted.

The Company adopted ASU No. 2014-02 effective January 1, 2013. The Company elected to amortize goodwill over 10 years and test goodwill for impairment at the entity level when there is a triggering event. When evaluating goodwill for impairment, the Company first considers using the qualitative approach provided by FASB ASU No. 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. If the qualitative approach is determined to be inappropriate or if it is more likely than not that the fair value of the Company is less than its carrying value, the Company performs the quantitative test to compare the Company’s fair value with its carrying amount, including goodwill. If the fair value exceeds the carrying value, goodwill is not impaired. If the carrying value of a reporting unit exceeds its fair value, the excess amount will be recognized as the impairment loss. The loss recognized cannot exceed the carrying amount of goodwill. The Company uses a discounted cash flow model to determine its fair value. The assumptions used in this model are consistent with those the Company believes hypothetical marketplace participants would use. Although the Company believes its assumptions are reasonable, actual results may vary significantly. There were no impairment charges recognized for goodwill for the years ended December 31, 2014 and 2013.

Intangible Assets — Intangible assets consist of acquired customer relationships, trade names, contract backlog, noncompete agreements, favorable lease agreement, and developed technology (see Note 5). Intangible assets are recorded at their estimated fair value on the purchase date. The Company uses third-party valuation specialists in evaluating newly acquired intangibles for significant acquisitions. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management at the time of valuation.

Intangible assets that are deemed to have definite lives are amortized to expense, primarily on a straight-line basis, over their estimated remaining useful lives. For intangible assets that are determined to have indefinite useful lives, the Company tests for impairment annually, or more frequently if events or circumstances indicate that such assets might be impaired. The impairment test consists of a comparison of the fair value of the indefinite-lived intangible asset with its carrying amount. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The fair value of the indefinite-lived intangible asset is determined using a discounted future cash flow analysis, and the Company uses assumptions that are consistent with internal projections and operating plans. The Company believes these assumptions are comparable to those that would be used by a market participant. There were no impairment charges recognized for the years ended December 31, 2014 and 2013.

Valuation of Long-Lived Assets — The Company reviews its long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for any excess of the carrying amount over the fair value of the asset. There were no impairment charges recognized for the years ended December 31, 2014 and 2013.

Deferred Revenue — Deferred revenue consists of fees billed to customers in advance of the period in which products are provided and services are performed. The majority of the Company’s deferred revenue is for fees received for publications, newsletters, web hosting, database subscriptions and software. For these contracts, the Company recognizes the revenue ratably over the terms of the subscriptions.

Foreign Currency Translation — For all the Company’s foreign subsidiaries, the local currency is designated as the functional currency. Accordingly, assets and liabilities of such subsidiaries are translated into U.S. dollars at the exchange rate in effect at the consolidated balance sheet date, and equity accounts are translated at historical rates. Income and expense items are translated using the weighted-average exchange rate for the period in which those elements were recognized. The resulting translation adjustments are shown as “Foreign currency translation adjustments” in the Consolidated Statements of Loss and Comprehensive Loss. Foreign currency translation adjustments resulted in a decrease to members’ equity of $67 and $1,804 during the years ended December 31, 2014 and 2013, respectively.

Gains and losses arising from foreign currency transactions are recorded in “Selling, general, and administrative expenses” in the Consolidated Statements of Loss and Comprehensive Loss unless related to intercompany loans, which are recorded in “Other (expense) income, net” in the Consolidated Statements of Loss and Comprehensive Loss. During the year ended December 31, 2014, the foreign currency transaction losses recorded in “Selling, general, and administrative expenses” and “Other (expense) income, net” were $536 and $1,380, respectively. During the year ended December 31, 2013, the foreign currency transaction gains recorded in “Selling, general, and administrative expenses” were $307 and no gains or losses were recorded to “Other (expense) income, net.”

Share-Based Compensation — Share-based payments to employees are recognized in the Consolidated Statements of Loss and Comprehensive Loss based on their estimated grant date fair values, and the expense is recognized over the requisite service period. The Company uses the Black-Scholes option-pricing model to determine the fair value of its option awards at the time of the grant.

Income Taxes — The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Deferred tax liabilities and assets, which are computed on the estimated income tax effect of temporary differences between financial and tax base in assets and liabilities, are determined using the respective country’s tax rate expected to be in effect when taxes are actually paid or recovered. ASC 740 outlines that a valuation allowance to reduce deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized (defined as a substantiated likelihood of more than 50%).

The Company establishes reserves for income taxes when, despite the belief that its tax positions are fully supportable, it believes that its positions may be challenged and disallowed by various tax authorities. The consolidated tax provisions and related accruals include the impact of such reasonably estimable disallowances as deemed appropriate. To the extent that the probable tax outcome of these matters changes, such changes in estimates will impact the income tax provision (benefit) in the period in which such determination is made. ASC 740 requires a company to recognize the financial statement effect of a tax position when it is more-likely-than-not that based on the technical merits of the position, the position will be sustained upon examination. See Note 8 for discussion on uncertain tax positions.

Tax filings for various periods are subject to audit by tax authorities in most jurisdictions where the Company conducts business. These audits may result in assessments of additional taxes that are resolved with the authorities or through the courts. The Company has provided for taxes for uncertain tax positions where assessments have been received and the more likely than not threshold is not met. The Company classifies interest and penalties related to uncertain tax positions as income taxes in the financial statements.

Concentrations — As of December 31, 2014 and 2013, the top five customers with the highest accounts receivable balances represented 16% and 14% of net accounts receivable, respectively. The Company has not experienced significant losses related to accounts receivable.

The Company earned approximately 89% of its total revenue from customers based in the United States during the year ended December 31, 2014, compared with 94% during the year ended December 31, 2013.

Comprehensive Loss — Comprehensive loss is the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Accumulated other comprehensive loss for the years ended December 31, 2014 and 2013 consisted of foreign currency translation losses.

Self-Funded Medical Plans — The Company maintains self-funded medical insurance for its employees based in the United States. Self-funded medical plans include a health maintenance organization, a preferred provider organization, and point-of-service health care. The Company records an incurred but unpaid claim liability for self-funded medical plans in the “Accounts payable and accrued expenses” line of the Consolidated Balance Sheets. This estimate is based on claims and enrollment data provided by the healthcare provider.

Reclassifications — Certain prior-year amounts in the Consolidated Statements of Balance Sheets such as Prepaids and Members’ Equity have been reclassified to conform to the current-year presentation.

New Accounting Pronouncements — In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. For nonpublic entities, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within annual reporting periods beginning after December 15, 2018. The Company is evaluating the impact that the update will have on the Company’s consolidated financial statements.

In December 2014, the FASB issue ASU No. 2014-18, Business Combinations (Topic 805): Accounting for Identifiable Intangible Assets in a Business Combination (A Consensus of the Private Company Council), which offers eligible private companies an alternative for the recognition of certain identifiable intangible assets acquired in a business combination. Under this alternative, a private company would no longer recognize separately from goodwill the following intangible assets: noncompete agreements and customer-related intangible assets that cannot be separately sold or licensed. The alternative is effective prospectively upon the first eligible transaction entered into in the fiscal year beginning after December 15, 2015, and will apply to all future transactions after the adoption date. Early adoption is permitted. Upon adoption of the alternative, an entity would continue to measure existing customer-related intangible assets and noncompete agreements in accordance with ASC 350, Intangibles — Goodwill and Other, and should not reclassify or subsume them into goodwill. A private company that elects this alternative must also elects ASU No. 2014-02. However, a private company that elects ASU No. 2014-02 is not required to adopt the amendments in this Update. The Company is evaluating the impact that the update will have on the Company’s consolidated financial statements, if adopted.

3.	ACQUISITIONS

2014 Acquisitions

IntierraRMG Acquisition

On January 6, 2014, the Company acquired 100% of the outstanding shares of IntierraRMG Pty Limited (IntierraRMG) for $21,563 in cash. IntierraRMG is a provider of mining databases, mining reports, consulting services and mine maps to the global mining industry. The acquisition of IntierraRMG will expand the Company’s portfolio of products for the metals and mining industry. The IntierraRMG acquisition is considered to be a business based on the criteria outlined in ASC 805, Business Combinations. As a result, the Company is required to recognize the assets acquired and liabilities assumed at fair value as of January 6, 2014. The following table represents the purchase price allocation:

Current assets:
Cash	$1,459
Accounts receivable	1,551
Other current assets	253
Fixed Assets	61
Deferred tax assets	623
Other assets	37

Current liabilities:
Accounts payable	(375)
Accrued expenses	(271)
Unearned revenue	(2,298)
Accrued compensation	(785)
Other current liabilities	(310)
Deferred tax liabilities	(2,986)

Net Assets acquired	(3,041)

Definite-lived intangible assets acquired	10,686
Goodwill	13,918

Total purchase price	$21,563

Identifiable intangibles include trade name of $313, customer relationships of $2,146, technology of $1,431, database of $5,812 and noncompete agreements of $984. The goodwill arising from the acquisition primarily consists of synergies expected from combining the operation of IntierraRMG and the Company. The goodwill recognized in the acquisition is deductible for tax purposes.

The Company recognized $766 of acquisition-related costs during the year ended December 31, 2014. These costs are included in “Selling, general, and administrative expenses” in the Consolidated Statements of Loss and Comprehensive Loss.

iPartners Acquisition

On January 9, 2014, the Company acquired the defined assets and liabilities associated with iPartners, LLC (iPartners) for $11,511 in cash and contingent payments up to $1,905. The fair value of the contingent consideration was determined to be $930 at the acquisition date. As the result of the acquisition, $5 of preexisting liability recognized by the Company was settled. iPartners is a provider of business intelligence solutions to property and casualty and life insurance companies. The acquisition further diversified the product offering of the Company. The iPartners acquisition is considered to be a business based on the criteria outlined in ASC 805, Business Combinations. As a result, the Company is required to recognize the assets acquired and liabilities assumed at fair value as of January 9, 2014. The following table represents the purchase price allocation:

Current assets:
Accounts receivables	$539
Prepaids	97
Deposits	10
Fixed Assets	185
Current liabilities:
Accrued expenses	(13)
Unearned revenue	(400)

Net Assets acquired	418

Definite-lived intangible assets acquired	3,150
Goodwill	8,868

Total purchase price	$12,436

Identifiable intangibles include trade name of $800, customer relationships of $700, technology of $450 and noncompete agreements of $1,200. The goodwill arising from the acquisition primarily consists of synergies expected from combining the operation of iPartners and the Company. The goodwill recognized in the acquisition is deductible for tax purposes.

The Company recognized $74 of acquisition-related costs during the year ended December 31, 2014. These costs are included in “Selling, general, and administrative expenses” in the Consolidated Statements of Loss and Comprehensive Loss.

Other 2014 Acquisitions

On July 18, 2014, the Company acquired the defined assets associated with the Bank Insight segment of Thomson Reuters (Markets) LLC (Bank Insight) for $200 in cash. Bank Insight provides data and analytics that cover the United States banking industry to financial institutions, community banks and related market segments.

On August 21, 2014, the Company acquired the defined assets associated with World Mine Cost Data Exchange, Inc. (Minecost) for $264 in cash, $71 of was paid in 2014 and the remaining to be paid during 2015. Minecost provides its customers in the mining industry with production cost data and economic models of mines and mining projects throughout the world.

Both acquisitions were accounted for as asset acquisitions as they do meet not meet the business combination criteria outlined in ASC 805, Business Combinations.

2013 Acquisitions

Multimedia Research Group Acquisition

On August 1, 2013, the Company acquired the defined assets and liabilities associated with Multimedia Research Group (MRG Acquisition) for $1,139 in cash, net of working capital adjustment of $6, and an estimated future contingent payment of $200. The MRG Acquisition further diversified the product offering of the Company. The MRG Acquisition is considered to be a business based on the criteria outlined in ASC 805, Business Combinations. As a result, the Company is required to recognize the assets acquired and liabilities assumed at fair value as of August 1, 2013.

The following table represents the purchase price allocation of the MRG Acquisition:

Accounts receivable	$137
Deferred revenue	(253)

Net identifiable liabilities assumed	(116)

Definite-lived intangible assets acquired	830
Goodwill	625

Net assets acquired	$1,339

Cash	$1,145
Contingent consideration	200
Purchase price adjustment	(6)

Total consideration transferred	$1,339

Identifiable intangibles include customer relationships of $170, database content of $550 and noncompete agreements of $110. The goodwill arising from the acquisition primarily consists of synergies expected from combining the operations of MRG and the Company and was assigned to the media and communications reporting unit. The goodwill recognized in the acquisition is not deductible for tax purposes.

The Company recognized $9 of acquisition-related costs during the year ended December 31, 2014. These costs are included in “Selling, general, and administrative expenses” in the Consolidated Statements of Loss and Comprehensive Loss.

The fair value of the contingent consideration was determined based on the estimated renewal rate of all MRG contracts up for renewal between the acquisition date and December 31, 2013. At the end of 2013, the contingent consideration was settled for $140. The payment was made in the first quarter of 2014 and the payable was included in the “Accounts payable and accrued expenses” in the accompanying Consolidated Balance Sheet. The decrease of $60 in fair value was included in the accompanying Consolidated Statements of Loss and Comprehensive Loss as “Other income, net”.

4.	PROPERTY AND EQUIPMENT

Property and equipment, as well as accumulated depreciation and amortization associated with leasehold improvements, as of December 31, 2014 and 2013, are as follows:

	2014	2013
Leasehold improvements	$10,931	$9,285
Computer equipment and software	13,656	9,991
Building and improvements	2,671	2,647
Land improvements	1,188	1,195
Furniture and fixtures	2,704	2,111
Office equipment	1,081	722
Vehicles	22	16

	32,253	25,967
Less accumulated depreciation and amortization	(10,697)	(6,759)

Construction in progress	21,556	19,208
	380	533

Property and equipment, net	$21,936	$19,741

Depreciation expense, including amortization expense of leasehold improvements, was $5,440 and $4,518 for the years ended December 31, 2014 and 2013, respectively. Depreciation expense is included in “Depreciation and amortization” in the Consolidated Statements of Loss and Comprehensive Loss. For the years ended December 31, 2014 and 2013, SNL recognized $51 and $322, respectively, of loss on disposal of assets. The loss on disposal of assets is included in “Selling, general, and administrative expenses” in the Consolidated Statements of Loss and Comprehensive Loss.

5.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill — The following tables present the Company’s goodwill as of December 31, 2014 and 2013. The change in gross carrying amount is due to the acquisition detailed in Note 3, “Acquisitions” and the effect of foreign currency translation.

	December 31, 2014
Business Combinations	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Recapitalization	$241,234	$(48,247)	$192,987
Datatrac Corp.	4,016	(803)	3,213
Highline Data	8,976	(1,795)	7,181
MediaCensus	761	(152)	609
SwiftKnowledge	1,315	(263)	1,052
Metals Economics Group(1)	5,099	(1,020)	4,079
Multimedia Research Group	625	(89)	536
iPartners	8,868	(868)	8,000
IntierraRMG(1)	12,749	(1,261)	11,488

Total Goodwill	$283,643	$(54,498)	$229,145

	December 31, 2013
Business Combinations	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Recapitalization	$241,234	$(24,122)	$217,112
Datatrac Corp.	4,016	(402)	3,614
Highline Data	8,976	(898)	8,078
MediaCensus	761	(76)	685
SwiftKnowledge	1,315	(132)	1,183
Metals Economics Group(1)	5,552	(555)	4,997
Multimedia Research Group	625	(26)	599

Total Goodwill	$262,479	$(26,211)	$236,268

(1)	Goodwill for MEG and IntierraRMG was recorded in Canadian dollars and Australian dollars, respectively. Therefore changes in foreign currency exchange rates between these currencies and the U.S. dollar will impact gross carrying value.

The Company adopted ASU No. 2014-02 in 2013 and elected to amortize all goodwill existing as of January 1, 2013, and new goodwill recognized thereafter over 10 years. The amortization expense recognized during the year ended December 31, 2014 and 2013 was $28,362 and $26,211, respectively. Amortization expense is included in “Depreciation and amortization” in the Consolidated Statements of Loss and Comprehensive Loss. There was no event noted during the years ended December 31, 2014 and 2013 that would trigger an impairment test for goodwill. The weighted-average amortization period is 10 years for all goodwill as of December 31, 2014 and 2013.

During 2013, the Company recorded a $2,393 increase to goodwill. This adjustment was to correct the Company’s August 17, 2011 recapitalization purchase accounting attributable to deferred tax liabilities. The Company determined the impact of this adjustment was not material to the annual consolidated financial statements of previous periods and the effect of making this adjustment was not material to the 2013 annual consolidated financial statements.

Other Intangible Assets — As outlined below, the Company’s trade name is considered to be an indefinite-lived intangible asset, due to the Company’s history of strong sales and cash flow performance, which are expected to continue for the foreseeable future.

The Company conducts impairment tests of intangible assets with indefinite lives annually on October 1 or when circumstances arise that indicate a possible impairment may exist. If the fair value of an evaluated asset is less than its book value, an impairment charge is recorded. The Company did not recognize any impairment charges related to the Company’s trade name during the years ended December 31, 2014 and 2013.

Intangible assets and accumulated amortization, as of December 31, 2014 and 2013, consist of the following:

	2014
	Weighted-average Amortization Period	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Definite-lived intangible assets:
Acquired trade name	6.1 years	$4,482	$(2,339)	$2,143
Customer related intangibles	14.4 years	108,108	(24,054)	84,054
Technology related intangibles	4.8 years	120,780	(83,584)	37,196
Favorable lease	21.6 years	7,000	(1,094)	5,906
Non-compete agreement	4.3 years	2,749	(879)	1,870
Contract backlog	5 years	8,007	(5,403)	2,604
Content	9.1 years	9,342	(1,207)	8,135

Total definite-lived intangible assets:	9.4 years	260,468	(118,560)	141,908
Indefinite-lived intangible assets:
Trade name(1)	Indefinite	30,200	—	30,200

Total intangible assets		$290,668	$(118,560)	$172,108

(1)	Represents the Company’s trade name.

	2013
	Weighted-average Amortization Period	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Definite-lived intangible assets:
Acquired trade name	5.7 years	$3,524	$(1,953)	$1,571
Customer related intangibles	14.4 years	105,342	(16,502)	88,840
Technology related intangibles	4.8 years	119,018	(58,889)	60,129
Favorable lease	21.6 years	7,000	(770)	6,230
Non-compete agreement	5 years	612	(220)	392
Contract backlog	5 years	8,007	(3,801)	4,206
Content	8 years	3,708	(94)	3,614

Total definite-lived intangible assets:	9.4 years	247,211	(82,229)	164,982
Indefinite-lived intangible assets:
Trade name(1)	Indefinite	30,200	—	30,200

Total intangible assets		$277,411	$(82,229)	$195,182

(1)	Represents the Company’s trade name.

The change in gross carrying amount is due to the acquisition detailed in Note 3, “Acquisitions” and the effect of foreign currency translation.

The aggregate amortization expense recognized during the years ended December 31, 2014 and 2013, was $36,384 and $35,167, respectively. Amortization expense is included in “Depreciation and amortization” in the Consolidated Statements of Loss and Comprehensive Loss.

The estimated aggregate amortization expense for each of the next five years and thereafter is as follows:

Years Ended December 31,
2015	$34,569
2016	25,051
2017	9,710
2018	9,685
2019	9,311
2020 and thereafter	53,582

$141,908

6.	LONG-TERM DEBT

Long-term debt as of December 31, 2014 and 2013 consists of the following:

	2014	2013
Term Loan, net of discount	$268,568	$266,967
Revolving Loan	—	7,000

Total	268,568	273,967
Less current portion of long-term debt, net of discount	(2,084)	(2,727)

Long-term debt, net of discount	$266,484	$271,240

2014 Credit Facility — On January 21, 2014, the Company amended and restated its credit facility entered into on October 23, 2012 (the Refinancing). The amended facility consists of a $279,236 term loan (New Term Loan) and a $30,000 revolving credit facility (New Revolver Loan). The proceeds from the Refinancing were used to pay off the outstanding old term loan of $269,236, unpaid interest expense and to finance the IntierraRMG acquisition. The New Term Loan matures on October 23, 2018 and the New Revolver Loan matures on October 23, 2017.

The New Term Loan consists of mandatory quarterly principal installments of 0.25% or $698. In addition, the Company is required to make a mandatory prepayment subsequent to the end of each fiscal year based on the Company’s excess cash flows, as defined by the amended and restated credit agreement. The excess cash flow principal prepayment for 2013 was paid on March 31, 2014 and was calculated as 50% of the Excess Cash Flows. The excess cash flow prepayment is applied against the scheduled first four quarterly principal installments following the date of prepayment. During 2014, the Company made principal payments on the New Term Loan of $9,353, consisting of $698 of scheduled principal installment and $8,655 of excess cash flow principal prepayment, which will be applied against the next four scheduled quarterly principal installments subsequent to March 31, 2014.

The Company can elect the borrowing type under the New Term Loan to be either ABR borrowing or Eurodollar borrowing. ABR borrowing bears interest at a rate equal to the Alternate Base Rate plus an applicable margin. Eurodollar borrowing bears interest at a rate equal to the adjusted London Interbank Offered Rate (LIBOR) for the interest period plus an applicable margin. The Alternate Base Rate is determined by reference to the greatest of the Prime Rate, the federal funds effective rate plus 1/2 of 1.00% or one-month Adjusted LIBOR plus 1.00%. The Adjusted LIBOR is the product of the LIBOR for such interest period and Statutory Reserve subject to a floor of 1.00%. The applicable margin is 2.50% and 3.5% for ABR borrowing and Eurodollar borrowing, respectively. The weighted average interest rate for the borrowings under the New Term Loan was 4.50% for the year ended December 31, 2014.

The Company can elect the borrowing under the New Revolver Loan to be either ABR borrowing or Eurodollar borrowing. ABR borrowing bears interest at a rate equals to the Alternate Base Rate plus an applicable margin. Eurodollar borrowing bears interest at a rate equal to the adjusted London Interbank Offered Rate (LIBOR) for the interest period plus an applicable margin. The Alternate Base Rate is determined by reference to the greatest of the Prime Rate, the federal funds effective rate plus 1/2 of 1.00% or one-month Adjusted LIBOR plus 1.00%. The Adjusted LIBOR is the product of the LIBOR for such interest period and Statutory Reserve, subject to a floor of 1.00% to 1.25%. The applicable margin for ABR borrowing is 2.00% to 3.25%, based upon the leverage ratio as of the date of determination. The applicable margin for Eurodollar borrowing is 3.00% to 4.25%, based upon the leverage ratio as of the date of determination. The weighted average interest rate for the borrowings under the New Revolver Loan was 5.23% for the year ended December 31, 2014. There was no outstanding borrowing under the New Revolver Loan at December 31, 2014.

The Company is required to pay a commitment fee equal to 0.50% per annum on the daily unused commitments of the revolver loan during the preceding quarter, and an annual $125 administrative fee payable due on October 23 of each year.

The Company is subject to a Maximum Leverage Ratio, as defined by the credit agreement, if the Revolver Loan is outstanding for more than 15 days in a given quarter. The required Maximum Leverage Ratio was 5.25:1.00 at December 31, 2014. The Company calculated its Leverage Ratio to be 3.25:1.00 at December 31, 2014. Management believes the Company is in compliance with all loan covenants at December 31, 2014.

Principal payments (excluding excess cash flows payments) on long-term debt at December 31, 2014, are as follows:

Years Ending December 31,
2015	$2,094
2016	2,792
2017	2,792
2018	262,205

Total	$269,883

Transaction costs incurred in connection with the Refinancing were accounted for in accordance with ASC 470, Debt. The total transaction costs incurred were $1,011, of which $810 was capitalized and recorded in “Other Assets” in the Consolidated Balance sheets. As a result of the Refinancing, the Company wrote off $3,435 of unamortized deferred transaction costs and original issuance discount associated with the 2012 Credit Facility. This write-off is included in “Loss on extinguishment of debt” in the Consolidated Statements of Loss and Comprehensive Loss. The remaining $8,941 unamortized deferred transaction costs and $1,609 unamortized original issuance discount (OID) associated with the 2012 Credit Facility and the capitalized transaction costs associated with the Refinancing were allocated to the Term Loan and the Revolver Loan. The transaction costs and OID are being amortized to interest expense over the Term Loan’s and the Revolver Loan’s respective terms using the effective interest method and straight-line method, respectively.

Amortization of the transaction costs for the Refinancing was $1,925 for 2014, and is included in “Interest expense” in the Consolidated Statements of Loss and Comprehensive Loss. The unamortized deferred transaction costs were $7,826 at December 31, 2014. Amortization of remaining OID associated with the 2012 Credit Facility was $295 for 2014, and is included in “Interest expense” in the Consolidated Statements of Loss and Comprehensive Loss. The unamortized OID were $1,314 at December 31, 2014.

2012 Credit Facility — Prior to the Refinancing, the Company’s credit facility consisted of a $275,000 term loan (Old Term Loan) and a $30,000 revolving credit facility (Old Revolver Loan). The Term Loan matured on October 23, 2018 and the Revolver Loan matured on October 23, 2017.

The Old Term Loan consisted of mandatory quarterly principal installments of 0.25% or $688. In addition, the Company was required to make a mandatory prepayment subsequent to the end of each fiscal year based on the Company’s excess cash flows, as defined by the credit agreement. The excess cash flow principal prepayment for 2012 was paid on April 30, 2013 and was calculated as one-quarter of 50% of the Excess Cash Flows. During 2013, the Company made payments on the Old Term Loan of $5,077, consisting of $1,077 scheduled principal installments, $986 Excess Cash Flow principal prepayment, and $3,014 voluntary prepayment of principal. The Excess Cash Flow principal prepayment was applied against the scheduled principal installment for the second quarter and the third quarter of 2013. There was no outstanding borrowing under the Old Revolver Loan at December 31, 2013.

The Company could elect the borrowing under the Old Term Loan to be either ABR borrowing or Eurodollar borrowing. ABR borrowing bore interest at a rate equals to the Alternate Base Rate plus an applicable margin. Eurodollar borrowing bore interest at a rate equal to the adjusted London Interbank Offered Rate (LIBOR) for the interest period plus an applicable margin. The Alternate Base Rate was determined by reference to the greatest of the Prime Rate, the federal funds effective rate plus 1/2 of 1.00% or one-month Adjusted LIBOR plus 1.00%. The Adjusted LIBOR was the product of the LIBOR for such interest period and Statutory Reserve subject to a floor of 1.25%. The applicable margin is 3.25% and 4.25% for ABR borrowing and Eurodollar borrowing, respectively. The weighted average interest rate for the Old Term Loan was 5.5% for the twelve months ended December 31, 2013.

The Company can elect the borrowing under the Old Revolver Loan to be either ABR borrowing or Eurodollar borrowing. ABR borrowing bore interest at a rate equals to the Alternate Base Rate plus an applicable margin. Eurodollar borrowing bore interest at a rate equal to the adjusted London Interbank Offered Rate (LIBOR) for the interest period plus an applicable margin. The Alternate Base Rate was determined by reference to the greatest of the Prime Rate, the federal funds effective rate plus 1/2 of 1.00%, or one-month Adjusted LIBOR plus 1.00%. The Adjusted LIBOR was the product of the LIBOR for such interest period and Statutory Reserve subject to a floor of 1.25%. The applicable margin was 2.75% to 3.25% for ABR borrowing and 3.75% to 4.25% for Eurodollar borrowing, based upon the leverage ratio as of the date of determination. The weighted average interest rate for the borrowings under the Old Revolver Loan was 6.5% for the year ended December 31, 2013.

The Company was required to pay a commitment fee equal to 0.50% per annum on the daily unused commitments of the Revolver Loan during the preceding quarter, and an annual $125 administrative fee payable due on October 23 of each year.

The Company was subject to a Maximum Leverage Ratio, as defined by the credit agreement, if the Revolver Loan was outstanding for more than 15 days in a given quarter. The required Maximum Leverage Ratio was 5.75:1.00 at December 31, 2013. The Company calculated its Leverage Ratio to be 3.62:1.00 at December 31, 2013.

Amortization of the transaction costs related to the Old Term Loan and Old Revolver Loan was $120 and $2,179 for 2014 and 2013, respectively, and was included in “Interest expense” in the Consolidated Statements of Loss and Comprehensive Loss. The Old Term Loan was issued at a 1% discount. This discount was amortized to interest expense using the effective interest rate method over the term of the Old Term Loan. Amortization of the discount was $22 and $407 for 2014 and 2013, respectively, and was included in “Interest expense” in the Consolidated Statements of Loss and Comprehensive Loss.

7.	FAIR VALUE OF ASSETS AND LIABILITIES

The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturities of these instruments.

The contingent consideration relates to the Company’s acquisition of iPartners on January 9, 2014 was recorded at fair value on the acquisition date. The fair value of the contingent consideration was determined based on the unobservable input of the estimated post-acquisition financial results of iPartners through certain dates. The Company recalculates the fair value of the contingent consideration at each reporting date. At December 31, 2014, the fair value of the contingent consideration was determined to be zero due to the likelihood of meeting certain targets as outlined in the purchase agreement being remote. The $930 decrease in fair value was included in “Selling, general, and administrative expenses” in the Consolidated Statements of Loss and Comprehensive Loss.

During 2013, the Company reached an agreement with the sellers of Metals Economic Group Incorporated, a 2012 acquisition, to settle the contingent consideration associated with that transaction with a cash payment of $1,782. This payment was made during 2014. The contingent consideration was reclassified to “Accounts payable and accrued expenses” in the accompanying Consolidated Balance Sheet as of December 31, 2013.

The Company also measures certain assets, including indefinite intangible assets and long-lived assets, at fair value on a nonrecurring basis. These assets are recognized at fair value when initially valued and when deemed impaired. See Note 7.

8.	INCOME TAXES

The provision for income taxes is comprised of the following for the years ended December 31, 2014 and 2013:

	2014	2013
Current:
U.S.	$(215)	$40
Foreign	(1,472)	(989)

Total current	(1,687)	(949)
Deferred:
U.S.	425	348
Foreign	1,638	(212)

Total deferred	2,063	136

Total income tax benefit (expense)	$376	$(813)

The geographic sources of net loss before income taxes are as follows for the years ended December 31, 2014 and 2013:

	2014	2013
U.S.	$(53,966)	$(46,181)
Foreign	(2,326)	(1,865)

Net loss before income taxes	$(56,292)	$(48,047)

The Company is a limited liability company taxed as a partnership and as such federal taxable income and other items are passed through to its members. The Company is only subject to certain local U.S. income taxes. The Company’s subsidiaries are pass-through entities for federal income tax purposes with the exception of three subsidiaries. One U.S. subsidiary is subject to corporate income tax and two foreign subsidiaries are not disregarded for federal income tax purposes. The Company recognized a total tax benefit of $166 and a total tax expense of $1,201 during the years ended December 31, 2014 and 2013, respectively, related to its foreign subsidiaries. This tax benefit and tax expense are related to foreign subsidiaries subject to income taxes in their respective local jurisdictions.

The Company’s operations in Pakistan benefit from a tax holiday. The tax holiday is renewed annually through the year 2016. As such, the Company’s local Pakistan taxable income derived from export activities in support of operations around the world is not taxed. The tax holiday impact was approximately $400 using a corporate tax rate of 34% and $566 using a corporate tax rate of 35% for the years ended December 31, 2014 and 2013, respectively. After the tax holiday expires, taxable income generated by our Pakistan operations will be taxed at the normal corporate tax rate of 34%.

Deferred Income Taxes — Deferred income taxes reflect the net tax effects (using the enacted tax rate as stipulated by the tax legislation of the respective countries) of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred income tax assets and liabilities included in the Consolidated Balance Sheets as of December 31, 2014 and 2013 are as below:

	2014	2013
Deferred tax assets:
PP&E	$53	$20
Intangibles	—	52
Debt and equity restructuring fees	113	163
Unrealized Foreign Exchange	162	—
Capital loss carryforward	16	18
Loss carryforward	684	—
Other	253	43

Total deferred tax assets	$1,281	$296

Deferred tax liabilities:
PP&E	$391	$480
Intangibles	3,011	2,012
Deferred Rent	104	—
Unrealized Foreign Exchange	29	—
Loan acquisition costs	99	—
Debt and equity restructuring fees	—	19
Other	24	—

Total deferred tax liabilities	3,658	2,510

Total net deferred tax liabilities	$2,377	$2,214

The Company records a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. As of December 31, 2014, the Company has a valuation allowance of $654. There was no valuation allowance as of December 31, 2013.

As of December 31, 2014 and 2013, the Company had $636 and $828, respectively, of tax liabilities related to uncertain tax positions for one of the Company’s foreign subsidiaries. The foreign subsidiary received a notification from the local taxing authority related to its transfer pricing policy among other items. Management is currently appealing the proposed adjustments to its transfer pricing policy with a ruling expected during 2015. The tax liability includes estimated taxes, interests and penalties and was recorded in the “Accounts payable and accrued expenses” line item in the accompanying Consolidated Balance Sheets. The accrual for penalties and interest decreased in 2014 by $38 and increased in 2013 by $4. The decrease in 2014 is due to a favorable ruling on a portion of the uncertain tax position.

Due to the Intierra acquisition in 2014, the Company recorded $186 of tax liabilities related to uncertain tax positions concerning Intierra’s transfer pricing policy prior to the acquisition, terms on intercompany loans between Intierra subsidiaries, and withholdings on deemed dividends among the Intierra subsidiaries. Total penalties and interest accrued is $34 as of December 31, 2014. The tax liability includes estimated taxes, interests and penalties and was recorded in the “Accounts payable and accrued expenses” line item in the accompanying Consolidated Balance Sheets.

The Company operates in 10 countries and is subject to income taxes in most taxing jurisdictions in which it operates. The following table summarizes the earliest tax years that remain subject to examination by the major taxing jurisdictions in which the Company operates. The major tax jurisdictions have the following tax years open to examination:

Jurisdiction	Earliest Open Tax Year	Jurisdiction	Earliest Open Tax Year
India	2008	United Kingdom	2008
Canada	2011	U.S.	2011
Pakistan	2008	Sweden	2009
Australia	2010	Philippines	2013

9.	COMMITMENTS AND CONTINGENCIES

Leases — The Company leases office space and rental equipment under various non-cancelable operating lease agreements, which expire between April 30, 2015, and March 31, 2033, and require various minimum annual payments.

Future minimum rental commitments as of December 31, 2014, are as follows:

Years Ending December 31,
2015	$4,862
2016	4,756
2017	4,202
2018	2,987
2019	2,064
2020 and thereafter	12,641

Total	$31,512

The Company has subleased a portion of a building under a cancelable agreement which expires June 30, 2018. The preceding minimum rent commitment amounts have not been reduced by the minimum rents totaling $470, which are to be received in the future under the sublease.

Under the terms of the lease for its Charlottesville, Virginia, headquarters office, the Company has received and will continue to receive abatements (Rent Credits) to be applied against future cash rent payments. At December 31, 2014, the total cumulative Rent Credits earned were approximately

$10,503. The Company will continue to earn additional Rent Credits for certain landlord approved building improvements, including maintenance and repair projects. The Company records a deferred rent liability reflecting the difference between actual monthly cash rent payments and the straight-line rent expense. Straight-line rent expense is the total of the projected cash payments net of projected Rent Credits and is allocated on a straight-line basis over the term of the lease. As of December 31, 2014, the total deferred rent liability recorded in the Consolidated Balance Sheet for the Charlottesville, Virginia, headquarters office lease was approximately $789.

Rent expense is included in the Consolidated Statements of Loss and Comprehensive Loss line item entitled “Selling, general, and administrative expenses”. Rent expense, net of sublease rental income, was $5,983 and $4,760 for the years ended December 31, 2014 and 2013, respectively. The sublease rental income was $128 and $126 for the years ended December 31, 2014 and 2013, respectively. The terms of the lease for the Charlottesville headquarters office provide for annual rent escalations based on the lesser of 3% or 50% of the change in the Consumer Price Index (CPI), as defined by the lease. The rent escalation terms are considered contingent rents and not included as part of the rent expense until the escalation amount is known.

Distribution Agreement — On January 31, 2007, the Company entered into a distribution agreement with the owner of a proprietary database that contains a compilation of certain data on insurance companies. Under the terms of the distribution agreement, the Company is granted a nonexclusive license to use the database for product development and market distribution for an eight-year period. The licensing fee related to the distribution agreement was $5,400 and $5,200 for the fiscal years ended December 31, 2014 and 2013, respectively. These costs were reported in the Consolidated Statements of Loss and Comprehensive Loss as “Costs of sales”. The distribution agreement was renewed in 2011 and will expire in 2019. Future minimum commitments under the contract are as follows:

Years Ending December 31,
2015	$5,600
2016	5,800
2017	6,000
2018	6,200
2019	6,400

Total	$30,000

Other — Various legal claims also arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

10.	MEMBERS’ INTERESTS

On August 17, 2011, the Company entered into the sixth amended and restated operating agreement (Operating Agreement) which provides certain provisions for the governance of the Company as well as the transfer, issuance and redemption of members’ interests (represented by units). The Company was authorized by the Operating Agreement and the Board of Directors (the Board) to issue up to 3,034 Class A voting units, 201 Class A nonvoting units and 208 Class P units.

At December 31, 2014, 2 Class A voting units, 200 Class A nonvoting units and 6 Class P units were available for future grants.

The holders of Class A voting units are entitled to one vote per unit and have rights to the profits and losses of the Company and distributions from the Company as defined by the Operating Agreement. The holders of Class A nonvoting units have no voting rights but have rights to the profits and losses of the Company and distributions from the Company similar to the Class A voting units. The holders of Class P units have no voting rights and receive distributions when there is a liquidation or sale of substantially all of the assets of the Company. The Class P units are convertible into Class A nonvoting units when any of the following events occur:

•	sale of substantially all the assets of the Company,

•	the Company conducts an initial public offering, or

•	the Company converts to a corporation.

The conversion is calculated based on the ratio of the estimated fair value of the Class P units to estimated fair value of the Class A voting and nonvoting units at the time of the event.

During the year ended December 31, 2014 and 2013, the Company distributed $6,857 and $4,531 to its members for tax purposes.

Total compensation expense for unit-based members’ interests by type of unit is as follows:

	2014	2013
Class A voting units	$1,438	$1,571
Class P units	95	96

Total unit-based members’ interest expense	$1,533	$1,667

Class A Voting Units — The following summarizes the activities of Class A voting units for the year ended December 31, 2014:

	Class A Voting Units	Weighted- Average Grant Date Fair Value
Nonvested at January 1, 2014	39	$93.04
Granted	—	—
Vested	(16)	93.64
Forfeited	—	—

Nonvested at December 31, 2014	23	$92.58

Class A voting units are service-based awards. The fair value of Class A voting unit is based on the estimated grant date valuation of the Company per unit. Class A voting units issued before the 2011 Recapitalization were revalued using the Recapitalization date valuation of the Company per unit. No Class A voting units were issued during the year ended December 31, 2014. The weighted-average grant date fair value of Class A voting units issued during the year ended December 31, 2013 was $137.94 per unit.

The compensation expense for Class A voting units is recognized on a straight-line basis over the vesting period, which is generally five years, and is based on the number of awards ultimately expected to vest. As of December 31, 2014, the total remaining unrecognized compensation expense related to non-vested Class A voting units net of estimated forfeitures was $1,311, which will be recognized over a weighted-average remaining requisite service period of 1.41 years.

Class P Units — The following summarizes the Class P unit activities during the year ended December 31, 2014:

	Class P Units	Weighted- Average Grant Date Fair Value
Nonvested at January 1, 2014	41	$6.94
Granted	—	—
Vested	(14)	6.94
Forfeited	(1)	6.94

Nonvested at December 31, 2014	26	$6.94

Class P units are service-based awards that may only be issued to members of management. The Company determined that Class P units are very similar to options and the grant date fair value of Class A nonvoting options granted during the same time could approximate the fair value of Class P units. No Class P units were issued during the years ended December 31, 2014 and 2013.

The compensation expense for Class P units is recognized on a straight-line basis over the vesting period, which is generally five years, and is based on the number of awards ultimately expected to vest. As of December 31, 2014, the total remaining unrecognized compensation expense related to nonvested Class P units net of estimated forfeitures was $144, which will be recognized on a straight-line basis over a weighted-average remaining requisite service period of 1.65 years.

11.	UNIT-BASED INCENTIVE PLAN

On August 17, 2011, the Company adopted a unit-based incentive plan (Unit Incentive Plan) allowing the Board to grant Class A nonvoting units options to its employees, directors, and consultants up to 335 units minus the number of Class P units issued under the Operating Agreement. On December 11, 2014, the Board amended the Unit Incentive Plan to increase the authorized units by replacing the aforementioned 335 units with 406 units. Under the amended plan, when calculating the total number of units available for the granting of options, each option unit actually granted on or after November 1, 2014 is counted as two units if its strike price equals market value at the grant date. In addition, each Class P unit actually granted on or after November 1, 2014 is also counted as two units.

Forfeited options and Class P units are placed back into the option pool. All options issued under the Unit Incentive Plan are service-based and vest over five years. If an option holder ceases to be an employee of the Company or its subsidiaries for any reason prior to vesting of the units, all unvested units at the date of termination are forfeited. The vested units expire 180 days after termination if not exercised. In addition, options fully vest if there is a change in control of the Company.

Total compensation expense for options for the years ended December 31, 2014 and 2013 is as follows:

	2014	2013
Class A nonvoting options	$436	$261

Total unit-based compensation expense	$436	$261

Class A Unit Options — The Board have full and final authority to establish the terms and conditions of options, provided that the exercise price must not be less than the estimated fair market value of the Company’s Class A unit on the date of grant and the term must not exceed ten years.

The following summarizes the Class A option activity during the year ended December 31, 2014:

	Class A Options	Weighted- Average Exercise Price	Weighted- Average Contractual Term	Aggregate Intrinsic Value
Outstanding balance at January 1, 2014	93	$93.92
Granted	43	250.17
Forfeited/expired	(1)	124.26
Exercised	(1)	80.45

Outstanding balance at December 31, 2014	134	$144.69	7.95	$7,855

Vested or expected to vest at December 31, 2014	129	$143.76	7.94	$7,669
Exercisable at December 31, 2014	42	$84.98	6.96	$4,034

The weighted average grant date fair value of the Class A option awards granted during the years ended December 31, 2014 and 2013, was estimated at $21.63 and $37.83, respectively, using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2014	2013
Expected term	4.58 years	5.86 years
Risk-free rate	1.52%	1.20%
Expected volatility	27.98%	29.76%
Dividend yield	1.19%	1.10%

Expected volatility is based on historical volatility of the Company’s unit price based on valuations determined by the Company’s management. The expected term represents the contractual maturity of the option agreements and the estimated future exercise of the options. The risk-free rate is based on the yield curve rate of the U.S. Treasury bonds with a remaining term that approximates the expected life of the options being valued. The dividend yield is based on the recent distributions paid by the Company.

As of December 31, 2014, the total remaining unrecognized compensation expense related to nonvested Class A options, net of estimated forfeitures, was $1,551. The compensation expense will be recognized on a straight-line basis over a remaining weighted-average requisite service period of 3.59 years. The total intrinsic value of Class A options exercised during 2014 was $122.

12.	PENSION PLANS

Defined Benefit Plans

In accordance with Indian law, the Company sponsors a gratuity plan, which is a defined benefit retirement plan, covering qualified employees in India. In addition, in accordance with Pakistani law, the Company also sponsors a gratuity plan covering qualified employees in Pakistan. Under both plans, the Company provides for a lump-sum payment to eligible employees, at retirement or termination of employment based on the last drawn salary and years of employment with the Company.

During the year ended December 31, 2012, the Company amended the Pakistan gratuity plan so that all employees who completed at least six months of service as of December 31, 2012 were eligible for the plan. Starting from January 1, 2013, the plan is no longer available to new participants and existing participants no longer earn additional defined benefits for future services.

The plan assets and the present value of the defined benefit obligations of both plans were valued using the projected unit credit method.

Reconciliation of the beginning and ending balances of the benefit obligations, fair value of the plan assets and the funded status for all defined benefit plans are as follows:

Changes in Benefit Obligation	2014	2013
Benefit obligation at beginning of year	$940	$1,047
Service cost	65	51
Interest cost	23	18
Curtailment loss	—	(17)
Net actuarial loss	77	(44)
Benefits paid	(105)	(37)
Currency translation adjustments	26	(78)

Benefit obligation at end of year	$1,026	$940

Change in Plan Assets	2014	2013
Fair value of plan assets at beginning of year	$307	$256
Expected return on plan assets	34	24
Employer contributions	139	94
Benefits paid	(105)	(37)
Net actuarial gain	3	—
Currency translation adjustments	(4)	(30)

Fair value of plan assets at end of year	$374	$307

Funded status at end of year	$652	$633

Amounts Recognized in Balance Sheet	2014	2013
Accrued pension liability — current	$(2)	$(3)
Accrued pension liability — long-term	(650)	(631)

Total	$(652)	$(633)

The net periodic benefit cost of the pension plans for the years ended December 31, 2014 and 2013 was as follows:

Net Periodic Benefit Cost	2014	2013
Service cost	$65	$51
Interest cost on projected benefit obligation	23	18
Expected return on plan assets	(34)	(24)
Net actuarial loss recognized	75	(44)

Total net periodic benefit cost	$129	$1

The weighted average actuarial assumptions used to determine benefit obligations and net periodic gratuity cost are:

Projected Benefit Obligation	2014	2013
Discount rate	8.5%	9.2%

Net Periodic Benefit Cost	2014	2013
Discount rate	8.5%	9.2%
Expected rate of return on plan assets	9.4%	9.9%
Rate of compensation increase	7.0%	7.0%

The benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter are as follows:

2015	$99
2016	85
2017	74
2018	66
2019	59
2020-2024	271

Total	$654

The Company plans to make contributions of $96 to the India gratuity plan in 2015. The Company will make no additional contributions to the Pakistan gratuity plan as a result of the 2012 amendment.

Plan Assets

The India gratuity plan is a funded plan that is managed and administered by Life Insurance Corporation (LIC) of India, a corporation fully owned by the Government of India, which calculates the annual contribution required to be made by the Company and manages the investment as well as payouts under the plan. The plan assets held by LIC totaled $292 and $241 at December 31, 2014 and 2013, respectively, and are primarily in the form of Indian government securities and high-quality corporate bonds as allowed by the Government of India.

The plan assets under the Pakistan gratuity plan totaled $81 and $66 at December 31, 2014 and 2013, respectively. The majority of the plan assets are in the form of Pakistani government securities and money market funds that are traded on open market.

The fair values of Company’s plan assets as of December 31, 2014 and 2013 by asset category are as follows:

	Fair Value as of December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash	$5	$5	$—	$—
Government securities	77	77	—	—
Insurer managed funds	292	—	—	292

Total	$374	$82	$—	$292

	Fair Value as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash	$13	$13	$—	$—
Government securities	52	52	—	—
Money market funds	1	1	—	—
Insurer managed funds	241	—	—	241

Total	$307	$66	$—	$241

If the unobservable inputs are significant to the overall fair value measurement of a plan asset, this plan asset will be classified under Level 3 of the valuation hierarchy. The plan assets with LIC are managed on a cash accumulation basis. The fair value of the plan assets is determined using the cash balance of the fund plus the expected return on plan assets as of December 31, 2014. The expected rate of return on assets was determined based on consideration of available market information and historical returns. Due to the actual return on plan assets for 2014 is unknown as of December 31, 2014, the Company determined the expected interest return on LIC-managed assets was unobservable Level 3 input and, therefore, classified the LIC-managed assets as level 3 assets.

The following table presents the reconciliation of the beginning and ending balances of those plan assets classified within Level 3 of the valuation hierarchy:

Balance at January 1, 2013	$191
Actual return on plan assets	18
Purchases, sales, and settlements, net	32
Transfer in and/or out	—

Balance at December 31, 2013	241
Actual return on plan assets	25
Purchases, sales, and settlements, net	26
Transfer in and/or out	—

Balance at December 31, 2014	$292

Defined Contribution Plans

The Company sponsors defined contribution plans covering all eligible U.S. employees and international employees. Under the plans, employees may authorize the Company to withhold a certain percentage of their compensation and the Company may make matching contributions depending on the local country’s requirements. Expense recorded for matching contributions made during the year ended

December 31, 2014 was $641 under the U.S. plan and $984 under the international plans. Expense recorded for matching contributions made during the year ended December 31, 2013 was $792 under the U.S. plan and $578 under the international plans.

13.	RELATED PARTY TRANSACTIONS

One of the members of the Company holds equity interests in an accounting firm that provides certain tax services to the Company. The Company recognized tax fees of $298 and $332 related to this accounting firm for the years ended December 31, 2014 and 2013, respectively. These costs are included in “Selling, general, and administrative expenses” in the Company’s Consolidated Statements of Loss and Comprehensive Loss.

During May 2012, certain executives of the Company along with other investors became members of a holding company that purchased a $46,800 note (Note) from the Company’s majority Class A voting unit holders. The Note pays interest at the greater of an average LIBOR rate, as defined by the Note agreement, at the end of each calendar quarter, or 1.50% plus a margin of 6.75%. Principal and interest payments are not required until the Note’s maturity date on May 30, 2018.

14.	SUBSEQUENT EVENTS

Perr & Knight Acquisition — On March 26, 2015 the Company signed an agreement to purchase certain assets of an insurance support service provider for approximately $19,500. The Company expects to close on the acquisition in April 2015.

Merger with McGraw Hill Financial, Inc. — On July 24, 2015, the Company and its owners entered into an definitive Agreement and Plan of Merger with McGraw Hill Financial, Inc. (MHFI) to sell all of the issued and outstanding equity interests of the Company for $2.225 billion in cash, subject to working capital and other closing adjustments. The sale and merger is expected to be completed during the third quarter of 2015, subject to certain regulatory approvals.

The Company performed a review for subsequent events through August 10, 2015, the date the consolidated financial statements were available for re-issuance.

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